SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                              (Amendment No. 1)(1)

                    The Children's Place Retail Stores, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   168905107
--------------------------------------------------------------------------------
                                 (CUSIP Number)


--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_| Rule 13d-1 (b)
      |_| Rule 13d-1 (c)
      |_| Rule 13d-1 (d)

----------
      (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 12 Pages

CUSIP No. 168905107               SCHEDULE 13G                Page 2 of 12 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      The SK Equity Fund, L.P. (IRS ID No. ###-##-####)
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        6,608,268
                  --------------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY           95,785
   OWNED BY       --------------------------------------------------------------
     EACH         7     SOLE DISPOSITIVE POWER
  REPORTING
    PERSON              6,608,268
     WITH         --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        95,785
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      6,704,053
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      26%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 168905107               SCHEDULE 13G                Page 3 of 12 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      SK Investment Fund, L.P. (IRS ID No. ###-##-####)
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        95,785
                  --------------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY           6,608,268
   OWNED BY       --------------------------------------------------------------
     EACH         7     SOLE DISPOSITIVE POWER
  REPORTING
    PERSON              95,785
     WITH         --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        6,608,268
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      6,704,053
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      26%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 168905107               SCHEDULE 13G                Page 4 of 12 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      SKM Partners, L.P. (IRS ID No. ###-##-####)
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                  --------------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY           6,704,053
   OWNED BY       --------------------------------------------------------------
     EACH         7     SOLE DISPOSITIVE POWER
  REPORTING
    PERSON              0
     WITH         --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        6,704,053
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      6,704,053
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      26%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 168905107               SCHEDULE 13G                Page 5 of 12 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Saunders Karp & Megrue Partners, L.L.C. (IRS ID No. ###-##-####)
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                  --------------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY           6,704,053
   OWNED BY       --------------------------------------------------------------
     EACH         7     SOLE DISPOSITIVE POWER
  REPORTING
    PERSON              0
     WITH         --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        6,704,053
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      6,704,053
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      26%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 168905107               SCHEDULE 13G                Page 6 of 12 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      John F. Megrue, Jr. (###-##-####)
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        2,000
                  --------------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY           6,704,053
   OWNED BY       --------------------------------------------------------------
     EACH         7     SOLE DISPOSITIVE POWER
  REPORTING
    PERSON              2,000
     WITH         --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        6,704,053
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      6,706,053
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      26%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 168905107               SCHEDULE 13G                Page 7 of 12 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Allan W. Karp (###-##-####)
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        2,000
                  --------------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY           6,705,653
   OWNED BY       --------------------------------------------------------------
     EACH         7     SOLE DISPOSITIVE POWER
  REPORTING
    PERSON              2,000
     WITH         --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        6,705,653
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      6,707,653
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      26%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 168905107               SCHEDULE 13G                Page 8 of 12 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Thomas A. Saunders, III (###-##-####)
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                  --------------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY           6,704,053
   OWNED BY       --------------------------------------------------------------
     EACH         7     SOLE DISPOSITIVE POWER
  REPORTING
    PERSON              0
     WITH         --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        6,704,053
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      6,704,053
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      26%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                              Page 9 of 12 Pages

Item 1(a). Name of Issuer:

      The Children's Place Retail Stores, Inc. (the "Company")

Item 1(b). Address of Issuer's Principal Executive Offices:

      915 Secaucus Road
      Secaucus, NJ 07094

Item 2(a). Name of Person Filing:

      This statement is filed on behalf of the persons identified in Item 4 below. In accordance with Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), each person filing this statement acknowledges that it is responsible for the completeness and accuracy of the information contained herein concerning that person, but is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Item 2(b). Address of Principal Business Office or, if None, Residence:

(1) For The SK Equity Fund, L.P., SK Investment Fund, L.P., SKM Partners, L.P. and Saunders Karp & Megrue, L.L.C.:

      262 Harbor Drive
      Stamford, CT 06902

(2)   For John F. Megrue, Jr., Allan W. Karp and Thomas A. Saunders, III:

      Saunders Karp & Megrue
      262 Harbor Drive
      Stamford, CT 06902

Item 2(c). Citizenship:

      Each of the persons filing this statement is a United States citizen or limited partnership organized under the laws of a state of the United States.

Item 2(d). Title of Class of Securities:

      This statement relates to the Company's Common Stock, par value $.10 per share (the "Common Stock").

Item 2(e). CUSIP Number:

      168905107

                                                             Page 10 of 12 Pages

Item 3. For Statements Filed Pursuant to Rules 13d-1(b), or 13d-2(b):

      Not applicable.

Item 4. Ownership:

      The SK Equity Fund, L.P. is the beneficial owner of 6,704,053 shares of Common Stock of the Company, including (i) 6,608,268 shares owned by The SK Equity Fund, L.P. and (ii) 95,785 shares owned by SK Investment Fund, L.P. The 6,704,053 shares beneficially owned represent 26% of the total number of shares outstanding as of January 29, 2000. The SK Equity Fund, L.P. has (i) the sole power to vote or to direct the vote and to dispose or direct the disposition of 6,608,268 of such shares, and (ii) shared power to vote or direct the vote of 95,785 of such shares.

      SK Investment Fund, L.P. is the beneficial owner of 6,704,053 shares of Common Stock of the Company, including (i) 6,608,268 shares owned by The SK Equity Fund, L.P. and (ii) 95,785 shares owned by SK Investment Fund, L.P. The 6,704,053 shares beneficially owned represent 26% of the total number of shares outstanding as of January 29, 2000. SK Investment Fund, L.P. has (i) the sole power to vote or to direct the vote and to dispose or direct the disposition of 95,785 of such shares, and (ii) shared power to vote or direct the vote of 6,608,268 of such shares.

      SKM Partners, L.P. is the beneficial owner of 6,704,053 shares of Common Stock of the Company, including (i) 6,608,268 shares owned by The SK Equity Fund, L.P. and (ii) 95,785 shares owned by SK Investment Fund, L.P. The 6,704,053 shares beneficially owned represent 26% of the total number of shares outstanding as of January 29, 2000. SKM Partners, L.P. has (i) the sole power to vote or to direct the vote and to dispose or direct the disposition of none of such shares, and (ii) shared power to vote or direct the vote of all of such shares as the general partner of The SK Equity Fund L.P. and SK Investment Fund, L.P.

      Saunders Karp & Megrue Partners, L.L.C. is the beneficial owner of 6,704,053 shares of Common Stock of the Company, including (i) 6,608,268 shares owned by The SK Equity Fund, L.P. and (ii) 95,785 shares owned by SK Investment Fund, L.P. The 6,704,053 shares beneficially owned represent 26% of the total number of shares outstanding as of January 29, 2000. Saunders Karp & Megrue Partners, L.L.C. has (i) the sole power to vote or to direct the vote and to dispose or direct the disposition of none of such shares, and (ii) shared power to vote or direct the vote of all of such shares as the general partner of SKM Partners, L.P. which is the general partner of The SK Equity Fund L.P. and the SK Investment Fund, L.P.

      John F. Megrue, Jr. is the beneficial owner of 6,706,053 shares of Common Stock of the Company, including (i) 2,000 shares owned by Mr. Megrue, (ii) 6,608,268 shares owned by The SK Equity Fund, L.P. and (iii) 95,785 shares owned by SK Investment Fund, L.P. The 6,706,053 shares beneficially owned represent 26% of the total number of shares outstanding as of January 29, 2000. Mr. Megrue has (i) sole power to vote or to direct the vote and to dispose or direct the disposition of 2,000 of such shares and (ii) shared power to vote or direct the vote and to dispose or to direct the disposition of 6,704,053 of such shares as a member of Saunders Karp & Megrue Partners, L.L.C.

                                                             Page 11 of 12 Pages

      Allan W. Karp is the beneficial owner of 6,707,653 shares of Common Stock of the Company, including (i) 6,608,268 shares owned by The SK Equity Fund, L.P., (ii) 95,785 shares owned by SK Investment Fund, L.P., (iii) 2,000 shares owned by Mr. Karp and (iv) 1,600 shares held by Mr. Karp as trustee for the benefit of his children. The 6,707,653 shares beneficially owned represent 26% of the total number of shares outstanding as of January 29, 2000. Mr. Karp has
(i) sole power to vote or to direct the vote and to dispose or direct the disposition of 2,000 of such shares and (ii) shared power to vote or direct the vote and to dispose or to direct the disposition of 6,705,653 of such shares, of which 6,704,053 shares are beneficially owned by Mr. Karp as a member of Saunders Karp & Megrue Partners, L.L.C. and 1,600 shares are held by Mr. Karp as trustee for the benefit of his children.

      Thomas A. Saunders, III is the beneficial owner of 6,704,053 shares of Common Stock of the Company, including (i) 6,608,268 shares owned by The SK Equity Fund, L.P. and (ii) 95,785 shares owned by SK Investment Fund, L.P. The 6,704,053 shares beneficially owned represent 26% of the total number of shares outstanding as of January 29, 2000. Mr. Saunders has (i) sole power to vote or to direct the vote and to dispose or direct the disposition of none of such shares and (ii) shared power to vote or direct the vote and to dispose or to direct the disposition of 6,704,053 of such shares as a member of Saunders Karp & Megrue Partners, L.L.C.

Item 5. Ownership of Five Percent or Less of a Class:

      Not applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person:

      Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

      Not applicable.

Item 8. Identification and Classification of Members of the Group:

      See Item 4 above.

Item 9. Notice of Dissolution of Group:

      Not applicable.

Item 10. Certification:

      Not applicable.

                                                             Page 12 of 12 Pages

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2000


                               THE SK EQUITY FUND, L.P.

                                     By: SKM PARTNERS, L.P. as General Partner

                                     By: SAUNDERS KARP & MEGRUE PARTNERS, L.L.C.
                                         as General Partner


                                     By:
                                         ---------------------------------------
                                         Authorized Member


                               THE SK INVESTMENT FUND, L.P.

                                     By: SKM PARTNERS, L.P. as General Partner

                                     By: SAUNDERS KARP & MEGRUE PARTNERS, L.L.C.
                                         as General Partner


                                     By:
                                         ---------------------------------------
                                         Authorized Member


                               SKM PARTNERS, L.P.

                                     By: SAUNDERS KARP & MEGRUE PARTNERS, L.L.C.
                                         as General Partner


                                     By:
                                         ---------------------------------------
                                         Authorized Member


                               SAUNDERS KARP & MEGRUE PARTNERS, L.L.C.

                                     By:
                                         ---------------------------------------
                                         Authorized Member


                                     By:
                                         ---------------------------------------
                                         John F. Megrue


                                     By:
                                         ---------------------------------------
                                         Allan W. Karp


                                     By:
                                         ---------------------------------------
                                         Thomas A. Saunders, III